Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES FINAL RESULTS OF
ITS EXCHANGE OFFERS
FLINT, MICHIGAN, September 28, 2009 -— Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today the final results of its offers to exchange Citizens common shares for its outstanding 5.75% Subordinated Notes due 2013 (the “Subordinated Notes”) and its outstanding 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I (the “Trust Preferred Securities”). In the aggregate, the Exchange Offers generated approximately $199 million of additional Tier 1 common equity for Citizens.
The Exchange Offers expired at 11:59 p.m., New York City time, on September 25, 2009. Approximately $108 million aggregate principal amount of Subordinated Notes were validly tendered and not withdrawn in the Subordinated Notes offer, and approximately $17 million aggregate principal amount of the Subordinated Notes will remain outstanding following settlement. Approximately $101 million aggregate liquidation amount of the Trust Preferred Securities were validly tendered and not withdrawn in the Trust Preferred Securities offer, and approximately $49 million aggregate liquidation amount of the Trust Preferred Securities will remain outstanding following settlement. Because the Maximum Aggregate Consideration of 500,000,000 of Citizens common shares was not reached, all Subject Securities validly tendered and not properly withdrawn will be accepted for exchange.
The settlement for the Exchange Offers is expected to occur on September 30, 2009. Citizens will issue a total of approximately 268 million shares of its common stock in exchange for the Subordinated Notes and Trust Preferred Securities tendered and accepted by Citizens for exchange.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin and Indiana as Citizens Bank and in Iowa as F&M Bank, with 231 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 42nd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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